Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 10th day of February, 2017 between Steven R. Goldman (“Executive”) and FelCor Lodging Trust Incorporated (the “Company” and together with Executive, the “Parties”).
RECITALS:
A.    WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company for the Executive to serve as the Company’s Chief Executive Officer, on the terms and conditions set forth in this Agreement;
B.    WHEREAS, Executive desires to accept such service, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:
1.    Effective Date. The Company will employ Executive commencing on March 1, 2017, or such other date as mutually agreed to by the Parties (the “Effective Date”).
2.    Employment Period. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period which shall commence on the Effective Date and shall continue in effect until the third anniversary of the Effective Date (the “Initial Term”), provided that the Initial Term shall be automatically extended for additional terms of successive one year periods (each, an “Additional Term”) unless the Company or Executive gives written notice (a “Notice of Non-Renewal”) to the other at least ninety days prior to the expiration of the Initial Term or Additional Term, as applicable, that Executive’s employment shall not be so extended. The Initial Term and each Additional Term shall be referred to herein as the “Employment Period,” provided that Employment Period shall terminate upon termination of the Executive’s employment, as set forth in Section 5 hereof.
3.    Executive’s Position/Duties.
a.    During the Employment Period, Executive will be employed as the Company’s Chief Executive Officer, and shall have all the duties, responsibilities and authorities that are customarily exercised by the Chief Executive Officer of an enterprise of Company’s size and nature; shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities; and shall have such additional duties and responsibilities, consistent with the foregoing, as may from time to time be reasonably assigned to him by the Board. Executive shall report directly to the Board. During the Employment Term, Executive shall be appointed to serve on the Board. Executive shall be considered a key employee of the Company and shall be entitled to all the Company benefits afforded to key employees. Executive’s principal location of employment shall be at the Company’s office in metropolitan Dallas, Texas; provided, however, that Executive may be required under reasonable business circumstances to engage in such travel as reasonably necessary in connection with performing his duties under this Agreement.
b.    Executive understands and acknowledges that his employment with the Company requires significant attention and effort during normal business hours. Accordingly, during the Employment Period, Executive agrees to devote substantially all of his business time (during normal business hours other than during excused absences such as for illness or vacation), energies, skill, talents, and attention to the business and affairs of the Company; to perform his duties subject to the lawful directions of the Board, and in accordance with each of the Company’s corporate governance and ethics guidelines, conflict of interests policies, Code of Business Conduct and Ethics, and any other codes of conduct to the extent made known to Executive and to the extent they do not conflict with the terms and conditions of this Agreement (collectively, the “Company Policies”) and to remain loyal to the Company and not to engage in any conduct that knowingly creates a conflict of interest to, or intentionally damages the reputation of, the Company. Moreover, Executive acknowledges and agrees that, during the Employment Period, he will not, without the Company’s express prior written consent, (i) knowingly and intentionally engage in any trade, business or occupation in direct competition with the Company or (ii) appropriate for his own benefit business opportunities pertaining to the Company’s business and otherwise suitable for the Company. Notwithstanding the foregoing provisions of this Section 3, Executive may (i) engage in charitable activities and community affairs, (ii) serve on the boards of a reasonable number of business entities, trade associations and charitable organizations; provided that, under no circumstances during the Term shall Executive serve as a director or in a similar role of more than two companies (in addition to the Company) with equity securities listed for trading on any national securities exchange, (iii) accept and fulfill a reasonable number of speaking engagements, and (iv) manage his personal investments and affairs; provided, however, that such activities do not either individually or in the aggregate materially interfere with the performance of his duties hereunder.
4.    Compensation and Benefits.
a.    Base Salary. During the Employment Period, the Company shall provide Executive with an annualized base salary equal to no less than $725,000.00 (“Base Salary”), paid in accordance with the Company’s normal payroll policies. During the Employment Period, Executive’s then-current Base Salary shall be reviewed for increase at such time, and in the same manner, as the salaries of senior officers of the Company are reviewed generally; provided, however, that Executive’s base salary shall be automatically increased each year in an amount equal to no less than the average annual percentage adjustment provided to all other executive management personnel for such year (without regard to any merit-based adjustments).
b.    Annual Cash Bonuses. For each year ending during the Employment Period, the Company shall provide Executive with a bonus for the year based upon the performance criteria adopted for each such year by the Compensation Committee of the Board. The performance criteria shall be established by the Compensation Committee (after consultation with Executive) and the bonus shall be calculated and paid, in each case, in a manner consistent with the Company’s bonus program applicable to the Company’s executive officers, but on terms no less favorable to Executive than those provided in the Annual Cash Incentive Program section of the Incentive Compensation Program for Executive Officers, as amended and in effect as of the Effective Date, a copy of which is attached as Exhibit A hereto (the “Incentive Compensation Program”). Such bonus shall include criteria designed to meet three thresholds: threshold, target and superior. During the Employment Period, the amount of bonus payable to Executive at each threshold shall be equal to no less than fifty percent (50%) of Base Salary at the threshold level, one hundred twenty five percent (125%) of Base Salary at the target level; and two hundred percent (200%) of Base Salary at the superior level. In each case, Base Salary shall mean the Base Salary as in effect on the date the Compensation Committee of the Board establishes the relevant performance criteria for such year. In addition, to the extent that the Company’s performance shall be at a level between the threshold and target levels, or between the target and superior levels, the amount of the bonus payable to Executive shall, unless the Executive otherwise agrees, be determined using straight line linear interpolation. The annual bonus, if any, earned in respect of a calendar year shall be paid to the Executive in cash at the same time as annual bonuses are paid to other senior executives of the Company, but in no event later than March 15th of the calendar year immediately following the calendar year to which such annual bonus relates.
c.    Annual Equity Awards. On the Effective Date, the Company shall grant to the Executive an award of restricted stock units with a number of shares of Company common stock issuable with respect to such award equal to 275% of the Base Salary divided by the closing price of a share of Company common stock on the Effective Date (the “Initial RSU Grant”). The Initial RSU Grant shall be consistent with the terms and conditions of the Company’s Long-Term Equity Incentive Program section of the Incentive Compensation Program, as set forth in Exhibit A attached hereto. For each year during the Employment Period commencing with calendar year 2018, the Company shall grant additional equity awards to Executive in a manner consistent with the Company’s equity compensation program, but on terms no less favorable to Executive than those provided in the Long-Term Equity Incentive Program section of the Incentive Compensation Program, as set forth in Exhibit A attached hereto (including, without limitation, in respect of threshold, target and superior award levels, vesting and acceleration terms and conditions and rights to dividend equivalents).
d.    Benefits. During the Employment Period, Executive shall be eligible for participation in the health, welfare, retirement, insurance, fringe, perquisites and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior officers of the Company generally.
e.    Expenses. During the Employment Period, the Company shall reimburse Executive for reasonable expenses incurred in the performance of his duties and services hereunder, subject to compliance with the Company’s (i) expense reimbursement policies in effect at the time and (ii) Code of Business Conduct and Ethics, in each case to the extent made known to Executive. Additionally, the Company shall pay directly, or reimburse Executive for, reasonable attorney’s fees incurred by Executive in the review and negotiation of this Agreement and any related matters, upon submission of documentation evidencing such expenses, any such payment or reimbursement to be paid promptly (and in no event more than fifteen days) after the submission of such documentation. In addition, the Company shall reimburse Executive for all reasonable and ordinary out-of-pocket moving, relocation and interim housing expenses incurred by the Executive and his immediate family to relocate their residence in Chicago, Illinois to Dallas, Texas, including, without limitation, any brokerage costs incurred in connection with the sale of Executive’s residence in Chicago, Illinois, subject to the submission by Executive of documentation evidencing such expenses. Any such reimbursement shall be paid promptly (and in no event more than fifteen days) after the submission of such documentation. To the extent any payments under this Section 4(e) are taxable to Executive, the Company shall pay to Executive an additional cash payment in an amount such that Executive will be in the same position as he would have been had no taxes been imposed upon or incurred as a result of any payments under this clause.
f.    Vacation. During the Employment Period, Executive shall be eligible for paid vacation in accordance with the policies of the Company as may be in effect from time to time for senior officers generally; provided, however, that during each calendar year of the Employment Period, Executive shall be entitled to at least four weeks of paid vacation.
g.    Administrative Assistant and Office Space. During the Employment Period, the Company shall continue to provide Executive with support staff and office space at the Company’s corporate offices on at least substantially the same basis as the Company’s other executive officers.
5.    Termination of Employment. Executive’s employment with the Company may be terminated as follows:
a.    Death. In the event of Executive’s death during the Employment Period, Executive’s employment and this Agreement will terminate immediately.
b.    Disability. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide Executive with a Notice of Termination (as that term is defined herein). In such event, Executive’s employment with the Company shall terminate effective on the thirtieth day after receipt of such notice by Executive (the “Disability Effective Date”); provided, however, that, within the thirty-day period after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform his duties with the Company on a full-time basis for one hundred and eighty consecutive days or for one hundred and eighty intermittent days in any rolling twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative. If the parties cannot agree on a licensed physician, each party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for this purpose.
c.    Termination by the Company for Cause. At any time during the Employment Period, the Company shall be entitled to terminate Executive’s employment and this Agreement if it has “Cause” at any time by providing Executive with a Notice of Termination (as defined herein). For purposes of this Agreement, “Cause” (1) prior to the occurrence of a Change in Control, shall mean (i) Executive’s conviction of, or entry of a plea of guilty or nolo contendere, with respect to any felony or crime involving fraud or criminal perjury; (ii) Executive’s fraud, embezzlement or other misappropriation of property or any material act of dishonesty, whether by commission or omission, with respect to the Company that results in a material and demonstrable damage to the business or reputation of the Company; (iii) Executive’s willful and continued failure to follow any reasonable and lawful directive of the Company or the Board or the Company’s Policies, which such failure (x) has not been fully cured by the Executive within fifteen (15) days after he receives written notice from the Company describing the failure in reasonable detail and requesting cure and (y) results in material and demonstrable damage to the business or reputation of the Company; (iv) Executive’s abuse of alcohol or use of controlled drugs (other than in accordance with a physician’s prescription) that in the reasonable and good faith determination of the Board results in the substantial and continued interference with Executive’s performance of his duties hereunder; (v) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties hereunder which willful misconduct or gross neglect (x) has not been fully cured by the Executive within fifteen (15) days after he receives written notice from the Company describing the willful misconduct or gross neglect in reasonable detail and requesting cure and (y) results in material and demonstrable damage to the business or reputation of the Company; and (vi) Executive’s material breach of a material term of this Agreement and (2) following a Change in Control, shall have the meaning ascribed to such term in the Change in Control Agreement (as defined in Section 7 below). For purposes of this section, no act, omission, or failure to act, on Executive’s part shall be deemed “willful” unless done, omitted, or refused to be done, by Executive not in good faith and without reasonable belief that Executive’s action, omission or refusal to act, was in the best interest of the Company.
d.    Without Cause. At any time during the Employment Period, the Company may terminate Executive’s employment and this Agreement without Cause by providing Executive with a Notice of Termination (as defined herein).
e.    Termination by Executive for Good Reason. During the Employment Period, Executive’s employment may be terminated by Executive for Good Reason if: (x) an event or circumstance set forth in the clauses of this Section 5(e) below shall have occurred and Executive provides the Company with written notice thereof within thirty days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that Executive believes constitutes Good Reason; (y) the Company fails to correct the circumstance or event so identified within thirty days after the receipt of such notice; and (z) Executive resigns within ninety days after the expiration of such thirty day cure period referred to in clause (y) above by providing a Notice of Termination to the Company. For purposes of this Agreement, “Good Reason” shall mean, in the absence of Executive’s prior written consent, the occurrence of any of the following: (i) a reduction by the Company in Executive’s Base Salary; or (ii) any (x) material reduction of the threshold, target or superior award levels applicable to the Executive’s annual bonus or annual equity awards contemplated by Section 4 hereof and the Incentive Compensation Program, (as set forth in Exhibit A attached hereto), or immaterial reduction to any such award levels to the extent not generally applicable to the other executive officers of the Company, (y) grant of any annual equity award with, or change to any existing equity award’s, vesting terms and conditions (including without limitation any terms and conditions relating to accelerated vesting) which is less favorable to Executive than those provided for in this Agreement and the Incentive Compensation Program (as set forth in Exhibit A attached hereto) or (z) any material change to any material terms or conditions of the Company’s Incentive Compensation Program (as set forth in Exhibit A attached hereto) adverse to Executive in respect of outstanding or future annual bonus or equity awards; or (iii) a material reduction in the aggregate level of employee benefits made available to Executive when compared to the benefits made available to Executive at any time during the Employment Period, unless such reduction is applicable to senior officers of the Company generally; (iv) any removal of Executive from his position as the Chief Executive Officer (other than pursuant to a termination of Executive’s employment for death, Disability or Cause); or (v) the assignment to Executive of any duties inconsistent with Executive’s status as Chief Executive Officer of the Company or any substantial reduction in or restriction upon the nature, status or extent of Executive’s responsibilities or authorities; or (vi) requiring Executive to report to any individual or body other than directly to the Board; or (vii) the Company requiring Executive’s principal location of employment to be at any office or location more than 25 miles from the current location of the Company’s office in Dallas County, Texas (other than to the extent agreed to or requested by Executive) on the Effective Date; or (viii) a material failure of the Company to comply with the material terms of this Agreement.

f.    Executive’s Resignation or Termination without Good Reason. Executive may voluntarily resign or otherwise terminate his employment without Good Reason by providing the Company with a Notice of Termination (as defined herein) no less than ninety days prior to the effective date of such resignation or termination, notifying the Company of his intention to resign or otherwise terminate his employment without Good Reason.
g.    Notice of Non-Renewal. Executive’s employment hereunder shall terminate upon expiration of the Employment Period due to a Notice of Non-Renewal delivered by the Company or Executive pursuant to Section 2 of this Agreement.
h.    Notice of Termination/Date of Termination. Any termination by the Company for Cause, without Cause or for Disability, or any termination by Executive for Good Reason or termination/resignation by Executive without Good Reason, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, where applicable, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) sets forth the applicable Date of Termination as provided below. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within thirty days of such notice, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or if Executive voluntarily resigns without Good Reason, the ninetieth day after the Notice of Termination is given (unless the Company and Executive mutually agree upon an earlier date), (iii) if Executive’s employment is terminated by reason of death, the date of death of the Executive, (iv) if Executive’s employment is terminated by the Company due to Disability, the Disability Effective Date, or (v) if the Executive’s employment is terminated as a result of a Notice of Non-Renewal, the last day of the Initial Term or Additional Term in which such Notice of Non-Renewal is delivered. If within fifteen days after any Notice of Termination delivered under clause (i) of the definition of “Date of Termination” above is given, or (if later) prior to the Date of Termination set forth in such Notice of Termination, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall seek to resolve such dispute as soon as practicable; provided, however, that a notice of dispute may be given hereunder only if such notice is given in good faith with respect to a bona fide dispute and the party giving such notice pursues the resolution of such dispute in good faith and with reasonable diligence. Notwithstanding the pendency of any such dispute, Executive shall cease to be an employee of the Company for all purposes as of the Date of Termination.
i.    Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board and agreed to by Executive, Executive shall immediately resign as of the Date of Termination from all positions that he holds or has ever held with the Company (and with any other entities with respect to which Executive performs services), including, without limitation, the Board. Executive hereby agrees to execute any documentation to the extent necessary to effectuate such resignations upon reasonable request by the

Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
j.    Termination of Executive’s Authority. Executive agrees and acknowledges that, unless otherwise agreed by the Company and Executive, as of the Date of Termination, he will have no power to bind the Company, including, but not limited to, the authority to negotiate or enter into any contract or agreement, write any check, negotiate any instrument, or transfer any funds of or on behalf of the Company, and will have no authority to represent that he has the authority or power to bind the Company.
6.    Compensation and Benefits upon Termination.
a.    Termination upon Death or Disability. If Executive’s employment is terminated by reason of death or Disability:
(i).    Accrued Obligations. The Company shall pay Executive (A) Executive’s accrued but unpaid Base Salary through the Date of Termination, (B) any earned but unpaid annual bonus in respect of the calendar year immediately preceding the year in which such Date of Termination occurs, (C) any unpaid business expense reimbursements due to the Executive, (D) all other amounts in which Executive is then irrevocably vested and to which Executive is then entitled under any compensation or benefit plan of the Company, at the time such payments are due, and (E) Executive’s accrued but unused vacation days, if any, at Executive’s per-business-day Base Salary rate ((A), (B), (C), (D) and (E) together, the “Accrued Amounts”). Except as contemplated by subsection (D) above, the Accrued Amounts shall be paid in a single lump-sum as soon as reasonably practicable, but no later than forty-five days, following the Date of Termination.
(ii).    Severance. The Company shall pay Executive (or in the event of Executive’s death, Executive’s beneficiaries or legal representatives) an amount equal to 1 times the Executive’s then-current Base Salary. Such payment shall be made to Executive in a lump sum on a date not more than forty-five days following the Date of Termination.
(iii).    Equity Awards. Notwithstanding anything in the agreements governing the grants of such equity awards to the contrary, all of Executive’s then outstanding and unvested equity awards shall immediately vest as of the Date of Termination. For purposes of the foregoing, in respect of any such awards that are subject to performance-based vesting, the amount of shares vested in respect of such award shall be the greater of (i) the number of shares that would be issuable based on actual performance through the Date of Termination, if determinable and (ii) the number of shares that would be issuable at target based upon achievement of target performance goals.
(iv).    Medical Benefits. Executive (or Executive’s covered dependents, as applicable) shall be eligible for the benefits described in Section 6(c)(iii) hereof to the same extent as if the Company had terminated Executive’s employment other than for Cause, or Executive had terminated his employment for Good Reason.
b.    Termination by the Company for Cause or by Executive without Good Reason. Upon the termination of Executive’s employment by the Company for Cause or by the Executive without Good Reason (including a delivery by Executive of a Notice of Non-Renewal), the Company will pay to Executive the Accrued Amounts in the same manner as set forth in Section 6(a)(i). As of that date, all outstanding unvested equity awards shall be treated in accordance with the terms and conditions of the agreements governing the grants of such equity awards. All vested stock options, to the extent not theretofore exercised, shall terminate in accordance with the terms of the agreements governing the grants of such equity awards, but in no event prior to the ninetieth day following Executive’s termination of employment.
c.    Termination by the Company without Cause or by Executive for Good Reason. If, during the Employment Period, the Company terminates Executive’s employment without Cause (including a delivery of a Notice of Non-Renewal by the Company to Executive), or Executive terminates his employment for Good Reason, the Company will pay to Executive the Accrued Amounts in the same manner as set forth in Section 6(a)(i), and the following paragraphs (i) through (iii) shall apply:
(i).    Base Salary and Payment Schedule. The Company shall pay Executive an amount equal to 2.5 times the sum of (i) Executive’s then-current Base Salary and (ii) Executive’s then-current target annual bonus. Such payment shall be made to Executive in a lump sum on a date not more than forty-five days following the Date of Termination.
(ii).    Equity Vests.    Notwithstanding anything in the agreements governing the grants of such equity awards to the contrary, all of Executive’s then outstanding and unvested equity awards shall immediately vest as of the Date of Termination. For purposes of the foregoing, in respect of any such awards that are subject to performance-based vesting, the amount of shares vested in respect of such award shall be the greater of (i) the number of shares that would be issuable based on actual performance through the Date of Termination, if determinable and (ii) the number of shares that would be issuable at target based upon achievement of target performance goals. Executive shall be entitled to exercise all unexercised stock options for a period equal to the lesser of (A) two years from the termination date and (B) the remaining terms of such stock options.
(iii).    Medical Benefits. The Company shall continue to provide to Executive (and his dependents) medical and dental plan benefits for the thirty-six (36) -month period immediately following the Date of Termination, unless and until Executive is otherwise covered by another group health plan (the “Medical Coverage Period”). Executive (and his dependents) shall not be entitled, at the conclusion of such Medical Coverage Period, to continuation coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as COBRA coverage will run concurrently with the medical benefits provided during the Medical Coverage Period. COBRA shall for the Executive (and his dependents) as a result of his termination of employment begin at the end of the initial 18-months of the Medical Coverage Period following the Date of Termination. During the Medical Coverage Period such benefits coverage will be provided (i) at the applicable rate Executive would pay as an active employee under the Company group health plan if he continued to be employed, (ii) pursuant to the Company’s group health plan and the supplemental executive health plans (and similar programs), and (iii) will be at least the same level of coverage Executive and his family had under such plans as of immediately prior to the Date of Termination; provided, however, that such coverage may be reduced to the same extent and in the same manner as generally applies to all then active executives of the Company. During the Medical Coverage Period, if such coverage is not available under the terms of the Company’s group health plan or supplemental executive health plan, or if the Company’s group health plan is self-insured and the benefits thereunder would be discriminatory (resulting in taxation under Section 105(h) of the Code), in lieu of coverage under the Company’s group health plan and/or supplemental executive health plans, but only to the extent the Company reasonably determines it can do so consistent with applicable law, and then only if so elected by Executive, the Company will provide to Executive and will pay any additional cost of an individual insurance policy that provides benefits coverage that in the aggregate is substantially similar to the level of benefits provided under the Company’s group health plan and supplemental executive health plans (as applicable). Executive acknowledges and agrees that it may not be practicable (or otherwise permissible) to obtain an individual insurance policy that provides coverage that is identical to the level of benefits provided under the Company’s group health plan and supplemental executive health plans, and Executive and the Company agree to reasonably cooperate in good faith to determine the amount necessary to obtain and maintain any individual health insurance policy that may be required to provide substantially similar benefits coverage. Notwithstanding any provision in this paragraph to the contrary, to the extent the Company reasonably determines, based on the opinion of counsel, that the provision of medical benefits contemplated by this paragraph cannot be provided in whole or in part in accordance with applicable law, the Company’s obligation to provide such benefits under this paragraph shall immediately cease, but the Parties agree to use commercially reasonable efforts to reform this Section 6(c)(iii) in a manner that complies with applicable law and preserves (to the greatest extent possible) the intended economic benefit for Executive.
d.    General Release of Claims. None of the benefits described in Section 6(a) (in the case of Disability) or Section 6(c), other than the Accrued Amounts, will be payable unless Executive shall have executed a release of claims in the form attached hereto as Exhibit “D” within forty-five days of date of the Notice of Termination, which has (and not until it has) become irrevocable. Any payment conditioned on execution of the general release that was not made because the general release was not signed and had not become irrevocable shall be made within ten days after the general release becomes irrevocable, provided that as to payments and benefits which are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the end of the forty-five day plus seven day revocation period occurs in a year subsequent to the year in which the Date of Termination occurs, the payments will be made in the subsequent year. Any payments delayed pursuant to this Section 6(d) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
e.    No Mitigation; No Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due Executive under this Agreement or otherwise on account of any remuneration or other benefit earned or received by Executive after such termination.
7.    Change of Control Benefits. Executive and the Company are parties to that certain Change in Control and Severance Agreement dated as of the date hereof (the “Change in Control Agreement”) and may, in the future, become party to various equity award contracts (“Equity Awards” and together with the Change in Control Agreement, “Benefits Agreements”) which provide Executive with certain rights upon termination of his employment following a Change in Control of the Company (as defined in the relevant Benefits Agreement). The parties hereby acknowledge that the terms and provisions of the Benefits Agreements continue in full force and effect and such provisions are hereby incorporated herein and made a part hereof for all purposes. To the extent that any transaction would result in Executive being entitled to exercise rights or receive benefits under either this Agreement or any Benefits Agreement, Executive shall be entitled to receive the greater of such rights or benefits, but without duplication; provided, however, that in the event of a termination of Executive’s employment by the Company without Cause or by Executive with Good

Reason following a Change in Control that occurs within the first eighteen months of the Employment Period as contemplated by Section 4(d) of the Change in Control Agreement, Executive shall not be entitled to the accelerated vesting of any outstanding equity award held by Executive at the time of such Change in Control pursuant to Section 6(c)(ii) of this Agreement to the extent such equity award had not previously vested in accordance with Section 4(d) of the Change in Control Agreement.
8.    Protective Covenants. Executive acknowledges he will be placed in a position of special trust with the Company, with access to highly sensitive and valuable trade secrets and other confidential information. Accordingly, Executive agrees that the following covenants are reasonable and necessary agreement for the protection of the business interests.
a.    Definitions. The following capitalized terms used in this Section 8 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms.
(i).    “Confidential Information” is non-public or proprietary information concerning the business, assets and finances of the Company acquired by Executive in the course and scope of his activities for the Company (i) that is designated as “confidential” by the Company, or (ii) that federal or state law, or the Company indicates through its policies, procedures, or other instructions, should not be disclosed to anyone outside the Company except through controlled means, or (iii) that is or should be reasonably understood by Executive to be confidential; provided, however, that Confidential Information shall not include information that is generally available to the public in its compiled form or that is properly obtained by Executive from a completely independent source under no obligation of confidentiality. Confidential Information may be provided in any form, including electronic, oral, visual, or written form, whether or not it is marked as being confidential. Confidential Information need not be a Trade Secret or Know-How to be protected under this Agreement. By way of illustration, but not limitation, Confidential Information includes any non-public or proprietary information about the business, methods, business plans, operations, products, processes, and services of the Company. Confidential Information shall also include, without limitation, non-public or proprietary information pertaining to: (i) the identities of the Company’s customers, clients and/or vendors; (ii) the volume of business and the nature of the business relationship between the Company and its customers, clients and/or vendors; (iii) the Company’s billing practices, as well as the pricing of the Company’s services, including any deviations from its standard pricing; (iv) information regarding the Company’s employees, including their identities, skills, talents, knowledge, experience, compensation, and preferences; (v) the Company’s business plans and strategies, marketing and sales plans and strategies, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (vi) information about the Company’s financial results and business condition; (vii) computer programs, software, source code, and program designs developed by or for the Company and/or tailored to its needs by its employees, independent contractors, consultants or vendors; and (viii) all technology developed, enhanced, produced, employed, and/or distributed by or for the Company, including, without limitation, patent applications of the Company. The term “Confidential Information” includes Trade Secrets and Know-How.
(ii).    “Trade Secrets” means any proprietary technical and/or business information that generally facilitates the sale of the Company’s services and increases revenues, or provides an advantage to the Company over its competitors and is not generally known.

(iii).    “Know-How” means all factual knowledge and information related to the Company’s business which is not capable of precise, separate description but which, in accumulated form, after being acquired as a result of trial and error and time, money and effort, gives to the one acquiring it the ability to produce and market something which one would otherwise not have known how to produce and market with the same accuracy or precision necessary for commercial success; provided, however, that such knowledge and information is not in the public domain or readily available to any third party other than a limited number of persons who have agreed to keep that information confidential.
(iv).    “Person” means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.
(v).    “Protected Employees” means employees of the Company or subsidiaries who are employed by the Company or its subsidiaries, as well as any consultants retained by or who provide services to the Company or its subsidiaries, at any time within six months prior to the Date of Termination or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by Executive. The term Protected Employee shall also include the general manager and other senior executives employed by the managers of the Company’s hotels.
(vi).    “Restricted Period” means the period commencing on the Effective Date and ending on the date eighteen months following the Executive’s Date of Termination.
(vii).    “Restrictive Covenants” means the restrictive covenants contained in Section 8(b) hereof.
b.    Restrictive Covenants.
(i).    Restriction on Disclosure and Use of Confidential Information. Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its subsidiaries, and, except in connection with the performance of Executive’s duties and responsibilities hereunder, may not be converted to Executive’s own use or converted by Executive for the use of any other Person. Executive understands and agrees to treat and preserve Confidential Information and materials as strictly confidential. Moreover, Executive agrees that, except as may be required for the discharge of his duties as an officer of the Company, he shall not, directly or indirectly, at any time during the Restricted Period or thereafter, reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, at any time during the Restricted Period or thereafter, directly or indirectly, use or make use of any Confidential Information in connection with any business activity other than on behalf of the Company. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
(ii).    Restriction on Disclosure and Use of Confidential Information from Third Parties. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or non-public proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees that he owes the Company, during the Employment Period, and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation

(except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company’s Board.
(iii).    Return of Company Property. Executive acknowledges that all memoranda, notes, correspondence, databases, discs, records, reports, manuals, books, papers, letters, CD Roms, keys, passwords and access codes, client/customer/vendor/supplier profile data, contracts, orders, and lists, software programs, information and records, and other documentation (whether in draft or final form) relating to the Company’s business, and any and all other documents containing Confidential Information furnished to Executive by any representative of the Company or otherwise acquired or developed by him in connection with his association with the Company (collectively, “Company Materials”) shall at all times be the property of the Company. Within twenty-four hours of the Date of Termination, Executive promises to return to the Company any non-electronic Company Materials that are in his possession, custody or control, regardless of whether such Company Materials are located in Executive’s office, automobile, or home, or on Executive’s business or personal computers, and further agrees to assist the Company in legally destroying, and permit the Company to legally destroy, any electronic Company materials in his possession, custody or control. Additionally, other than following termination of Executive’s employment by the Company for Cause, and only following compliance with the foregoing covenant, in accordance with the Company’s customary practices and procedures, Executive may retain one of each of his company-issued or paid-for (x) cellular phone, (y) iPad or similar device and (z) computer, and all related paraphernalia; provided, however, that within twenty-four hours of the Date of Termination, excluding the aforementioned cellular phone, iPad or similar device and computer, Executive will return to the Company all other tangible property belonging to the Company or any third party which provided property to Executive in connection with his employment, such as personal digital assistants, MP3 players, electronic organizers and other devices, cards, car, keys, security devices or any other item belonging to the Company. Notwithstanding anything herein to the contrary, except that Executive may retain any portion of the Company Materials, and shall not be required to surrender to the Company any portion of the Company Materials that contains personal information of Executive, including, without limitation, personal files, notes, notebooks and diaries, to the extent such retained portions do not contain any Confidential Information.
(iv).    Non-Solicitation Restrictions.
(a).    During Executive’s employment with the Company and thereafter during the Restricted Period, Executive will not use any Confidential Information to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its parents, subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries.
(b).    Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that, other than by means of a general advertisement or solicitation not specifically directed to Protected Employees, during the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any Person, knowingly hire, attempt to hire, recruit, offer employment to, lure or entice away, or in any other manner persuade or otherwise solicit any Protected Employees to resign from the Company or to apply for or accept employment with, or otherwise provide services to, Executive or any third party, for Executive’s own benefit or for the benefit of any other person or entity.
(v).    Non-Interference with Company Opportunities. During Executive’s employment with the Company and thereafter during the Restricted Period, Executive will not engage, directly or indirectly, as a manager, employee, consultant, partner, principal, agent, representative, or in any other individual or representative capacity, in any business that significantly competes in the United States and its territories with any material business in which the Company is actively engaged as of the Executive’s Date of Termination, including, but not limited to, evaluating, making, managing (including selling its) investments in hotels and resorts and related real estate interests located in the United States and its territories, (the “Company’s Business”) where material is defined as fifteen percent of the gross revenues of the Company based on the most recent quarterly earnings. Notwithstanding the foregoing, Executive shall not be deemed to have violated this Section 8(b)(v) solely (i) by reason of his passive ownership of 1% or less of the outstanding stock of any publicly traded corporation or other entity, (ii) by providing legal, accounting or audit services as an employee or partner of a professional services organization, or (iii) by providing services to any investment banking or other institution that do not relate to the Company’s Business as of the date of Executive’s termination of employment.
(vi).    Extension of Restrictive Covenants. Executive agrees that, if he is held by an arbitrator or a court of competent jurisdiction pursuant to a final and non-appealable judgment to have breached any of the foregoing Restrictive Covenants, the Restricted Period applicable to the Restrictive Covenant so breached by Executive shall be extended by a period equal to the length of any violation of this Section 8.
(vii).    The obligations set forth in this Section 8 shall survive the termination of Executive’s employment or association with the Company. Executive understands and agrees that the obligations in this Section 8 are in addition to, and not in limitation of, all other obligations of confidentiality, which he may have to the Company under general legal or equitable principles, the common law, or other policies implemented by the Company.
c.    Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by Executive, to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal or administrative process; provided, however, that in the event disclosure is required by law, court order or legal or administrative process, Executive shall, to the extent practicable under the circumstances, provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, (y) prohibit Executive from filing or proceeding with a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB) or any other comparable federal, state, or local agency charged with the investigation and enforcement of any employment laws, or (z) require notification or prior approval by the Company of any reporting described in provisions (x) or (y). Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings is made under seal.
d.    Enforcement of Restrictive Covenants.
(i).    Rights and Remedies upon Breach. The Parties hereto hereby declare that it may be impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the Restrictive Covenants set forth in this Agreement. In the event that the Executive breaches any such Restrictive Covenant, the Company shall be entitled to seek an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) restraining Executive from violating such Restrictive Covenant.
(ii).    Severability of Covenant. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in all respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.
(iii).    Termination of Restrictive Covenants. Notwithstanding anything in this Agreement to the contrary, the Restrictive Covenants shall become null and void in the event that the Company, after the Date of Termination, is held by an arbitrator or a court of competent jurisdiction pursuant to a final and non-appealable judgment to have materially breached any of its material obligations to Executive, which breach was not fully cured within fifteen days after Executive delivered written notice to the Company describing the breach in reasonable detail and requesting cure.
e.    Notification of New Employment. Before Executive accepts employment, or enters in to any consulting or other professional or business engagement, with any Person while any of Section 8 is in effect, he will provide such Person with written notice of the provisions of Section 8 and will deliver a copy of the notice to the Company.
9.    Representations of Executive. Executive hereby represents and warrants to the Company that Executive has not previously assumed any legally enforceable contractual obligations that would prevent him from accepting, retaining and/or engaging in full employment with the Company, or which Executive could violate in the ordinary course of his duties for the Company. Further, Executive hereby represents and warrants to the Company that Executive will not use, disclose, or otherwise rely upon any confidential information or trade secrets derived from any previous employment, if Executive has any, in the performance of his duties on behalf of the Company.

10.    Executive’s Duty of Cooperation. Upon the reasonable request and subject to such reasonable conditions as Executive may request, Executive shall use commercially reasonable efforts to assist and cooperate with the Company and its counsel by providing such information and assistance to the Company as may reasonably be required by the Company at the Company’s expense in connection with any existing or threatened claim, arbitral hearing, litigation, action or governmental or other investigation involving the conduct of business of the Company during the Employment Period and that relates to matters within the knowledge or responsibility of Executive, to the extent such action is not commenced by or involving the Executive. The Company shall pay Executive a reasonable per diem for his services and shall coordinate with the scheduling of Executive so as to reasonably minimize the extent to which such cooperation interferes with his other business and personal obligations.
11.    Indemnification. The Company shall indemnify Executive pursuant to the terms and conditions contained in the Indemnification Agreement executed by the Company and Executive dated as of the date hereof and attached hereto as Exhibit “C”.
12.    Mediation and Arbitration.
a.    Except as provided in Section 12(c), the Parties agree that any disputes between Executive and the Company (and/or any directors, officers, managers, other employees or members of the Company) in any way concerning Executive’s employment, the termination of his employment, this Agreement, or the enforcement this Agreement shall be subject to mediation (the “Arbitrable Disputes”). If the Company and Executive cannot agree upon a mediator, each shall select one name from a list of mediators maintained by any bona fide dispute resolution provider or other private mediator; the two selected shall then choose a third person who will serve as the sole mediator. The first mediation session shall occur within forty-five calendar days following the notice of a dispute.
b.    Except as provided in Section 12(c), if within sixty days of the first mediation session conducted pursuant to Section 12(a) a resolution of the subject Arbitrable Disputes is not reached, the Parties agree that the Arbitrable Disputes shall be resolved exclusively by binding arbitration solely between Executive and the Company conducted in Dallas, Dallas County, Texas, which shall be conducted in accordance with the procedures set forth in the Dispute Resolution Addendum appended hereto as Exhibit “B” (the “Addendum”), all of which are incorporated into this Agreement by this reference. All Arbitrable Disputes under this Agreement must be brought in Executive’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding.
c.    Notwithstanding the provisions of Section 12(a) and (b), the Company, in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as the Company shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the Company’s right to the relief provided in Section 8(d)(i) in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

13.    Merger, Acquisition or Disposition; Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a disposition of all or substantially all of the business and assets of the Company to a successor entity. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean both the Company as defined above and any successor thereto. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, provided that any amount due hereunder to the Executive at the time of his death shall instead be paid to his estate or his designated beneficiary.
14.    Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or by express mail addressed to the address indicated under the signature block for that party provided below. Either party may designate a different address by providing written notice of a new address to the other party. In addition, any notice addressed to Executive shall include a copy (which shall not constitute notice) as follows:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Michael J. Albano
15.    Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein.
16.    Waiver, Construction and Modification. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any Party. This Agreement may not be modified, altered or amended except by written agreement of all the Parties.
17.    Governing Law and Venue. It is the intention of the Parties that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles. It is stipulated that Texas has a compelling state interest in the subject matter of this Agreement and that Executive has or will have regular contact with Texas in the performance of this Agreement. The Parties further agree that any legal action or proceeding involving or relating to the obligations set forth in Section 8 that is not otherwise arbitrable under the terms of Section 12 shall be brought in the federal or state courts located in Dallas County, Texas.

18.    Complete Agreement. The Parties agree that neither of them has made any representations concerning the subject matter of this Agreement except such representations as are specifically set forth herein. The Parties further agree that, except as specifically contemplated by this Agreement, and except for any outstanding equity award contracts between Executive and the Company, this Agreement (including the Exhibits hereto), the Indemnification Agreement and the Change in Control Agreement supersede any other agreement, plan or arrangement that may now exist that may otherwise apply to or include Executive regarding employment, compensation, bonus, severance or retention benefits, that any such agreements, plans or arrangements, are hereby terminated with respect to Executive and that none of the Company nor any affiliate of the Company will have any liability or obligation to Executive, his heirs, successors or beneficiaries with respect to the existence or termination of any such agreements, plans or arrangements, notwithstanding the terms of any of them.
19.    Section 409A.
a.    To the extent applicable, this Agreement will be construed to comply, and administered in compliance, with Section 409A of the Code or an applicable exemption from Section 409A of the Code.
b.    Notwithstanding anything in this Agreement to the contrary, if as of the Date of Termination the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then:
(i).    the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the first business day of the seventh month following the Date of Termination (or the earliest date as is permitted under Section 409A of the Code), or
(ii).    (A) with respect to the provision of in-kind benefits hereunder which are otherwise not exempt from the six (6) month delay requirements, during the period beginning on the Date of Termination, and ending on the six (6) month anniversary of such date, Executive may be permitted to commence use of such benefits so long as Executive reimburses the Company, on the last business day of each month, all or part of which occurs during such period, for the amount of any income imputed to Executive under applicable tax rules as a result of any benefits provided to Executive during such month, and (B) in such event, on the 1st business day of seventh month following the Date of Termination, the Company shall make a one-time, lump sum cash payment to Executive in an amount equal to the payments made by Executive in accordance with Section 19(b)(ii)(A) above, together with interest thereon accruing at the applicable federal rate for instruments of less than one year, and
(iii).    if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred to the extent that such deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.

c.    Executive shall have no duties following the Date of Termination that are inconsistent with his having a “separation from service” within the meaning of Section 409A of the Code on or before the Date of Termination. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
d.    Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the Company shall reimburse Executive for expenses for which he is entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
e.    The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 19. To the extent the Board reasonably determines in good faith, based upon the advice of counsel, that changes to this Agreement are necessary to comply with Section 409A of the Code, or in the event that any changes are made to Section 409A of the Code, this Agreement shall be deemed or actually amended by the Company without the consent of Executive, but without (to the extent reasonably practicable) loss of economic value to Executive, to the extent necessary to cause this Agreement to comply with Section 409A of the Code (including as a result of any such changes to such law).
f.    Any medical and dental benefits provided by the Company under this Agreement shall to the maximum extent possible be treated as a permissible reimbursement and exempt from Section 409A of the Code as provided by Treasury Regulation section 1.09A-1(b)(9)(v)(B) with respect to the provision of benefits during the Medical Coverage Period, and thereafter, shall be deemed as paid to Executive for purposes of Section 409A of the Code only, at the beginning of each and every month during the remainder of the Medical Coverage Period. Any provision of medical and dental benefits during the Medical Coverage Period shall comply with the provisions of this Section 19 in the same manner as any other in-kind benefits.
g.    The Company in no event warrants compliance with Section 409A of the Code. Executive acknowledges and agrees that the Company shall not be responsible or liable to the Executive for any taxes incurred by Executive as a result of any failure of this Agreement to comply with Section 409A of the Code, as long as the Company and its affiliates comply with the terms of this Agreement.
20.    Effectiveness. This Agreement shall become effective as of the Effective Date upon the later of (i) the execution hereof by all Parties and (ii) the approval hereof by the Compensation Committee of the Board of Directors of the Company.
21.    Voluntary Agreement. Executive acknowledges that he has read and is fully familiar with the terms of this Agreement, has had a reasonable opportunity to consider this Agreement and to seek legal counsel.
22.    Company Representations. The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this

Agreement and to discharge the obligations set forth in it, (ii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree and (iii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be a valid and binding obligation, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

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IN WITNESS WHEREOF, the parties agree to each of the foregoing terms.

EXECUTIVE:

/s/ Steven R. Goldman
Name:    Steven R. Goldman
Address:    ##############
    ##############

THE COMPANY:
FELCOR LODGING TRUST INCORPORATED

By:     /s/ Jonathan H. Yellen

Name:    Jonathan H. Yellen
Title:    Executive Vice President, General Counsel
and Secretary
Address:    125 E. John Carpenter Fwy., Suite 1600
    Irving, TX 75062

Exhibit “A”

Incentive Compensation Program for Executive Officers, as amended
The Compensation Committee (the “Committee”) of the Board of Directors of FelCor Lodging Trust Incorporated (“FelCor” or the “Company”) believes that a substantial portion of compensation should be tied directly to achievement of targeted performance. In particular, annual cash bonuses are determined based upon prior-year performance, and shares issuable in respect of long-term equity incentive awards are determined, in large measure, based upon future performance.
Annual Cash Incentive Program. As previously disclosed, annual cash bonuses are determined by reference to base salary and performance over the prior year. Each employee has a targeted bonus, based upon a percentage of his or her base salary (the percentage varies depending on position). That percentage is adjusted for performance between threshold and superior levels as shown in the following table, which outlines the relevant percentages for FelCor’s executive officers:

	< Threshold	Threshold	Target	Superior	> Superior
CEO	0.0%	50.0%	125.0%	200.0%	200.0%
President	0.0%	45.0%	90.0%	135.0%	135.0%
EVP	0.0%	37.5%	75.0%	112.5%	112.5%

At or near the beginning of each calendar year, the Committee establishes targeted performance criteria in the following categories, with the targeted weight given to those categories as noted below:
Corporate Performance. Each year, the Committee targets corporate performance, including financial performance (which accounts for at least two-thirds of overall corporate performance), based upon a variety of factors, including budgets, industry projections, individual hotel markets and similar considerations. The Committee also reviews and approves other corporate objectives for each year (e.g., progress on asset dispositions, balance sheet initiatives, etc.). These objectives often relate to long-term strategic objectives and other important operating or management goals. The Committee scales a range of performance from threshold to superior; typically, targeted performance is at the linear mid-point between the two, but not necessarily. After the completion of each year, the Committee quantitatively and qualitatively assesses management’s progress toward achieving these objectives and, based on that assessment, determines a composite level of performance from threshold to superior. Weight: 75%.
Individual Performance. Each FelCor employee, including the Chief Executive Officer, has individual performance objectives that are established at or near the beginning of each year. The Chief Executive Officer reviews and approves the performance objectives of FelCor’s other executive officers, and the Committee reviews our Chief Executive Officer’s performance objectives, which typically closely track our corporate objectives (financial and non-financial). After completion of each year, as with non-financial corporate performance, individual

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performance is reviewed and assessed by an employee’s direct supervisor or, in the case of the Chief Executive Officer, by the Board or (typically) the Committee, resulting in a composite level of performance from threshold to superior. Weight: 25%
Overall Minimum Financial Performance. The Committee and the Board of Directors believe that there should be a minimum level of financial performance below which, regardless of other corporate or individual performance, no programmatic (as opposed to discretionary) bonus compensation should be paid.
The Committee and the Board of Directors reserve the absolute right and discretion to review and modify performance objectives, thresholds and criteria at any time in light of changes in circumstances or to withhold all or a portion of an employee’s programmatic cash bonus in light of the Committee’s independent assessment of performance. Similarly, the Committee and the Board of Directors have the independent discretion, as part of the Company’s overall compensation program, to award cash bonuses and other compensation outside of the annual incentive programs based on relevant considerations at the time.
Long-Term Equity Incentive Program. As previously disclosed, FelCor awards restricted stock units to its executive officers annually, and the number of shares issuable with respect to any such award is determined with reference to his or her base salary when the award is made (the actual target percentage varies depending on position), divided by the closing price of those shares on the award date, and future performance. The target award (shown as a percentage of award-date base salary) for (i) the Chief Executive Officer is 275%, (ii) the President is 200%, and (iii) each other executive officer is 175%, weighted evenly at target among (x) performance units that vest after three years based on the Company’s total stockholder return (stock price appreciation, plus distributions made, over a defined time period) (“TSR”) relative to an index comprised of its performance peers over that same period, (y) performance units that vest after three years based on the Company’s adjusted funds from operations (“Adjusted FFO”) per share over those three years, and (z) service units that vest annually in equal annual increments over three years. For performance-vesting restricted stock units, the number of shares that are issuable upon vesting is determined based upon the following:
Total Stockholder Return. The Committee currently evaluates the Company’s TSR relative to TSR for the performance peers to determine market-based performance (in the future the Committee may, based on circumstances at the time, elect to use absolute TSR or another market-based performance metric). Performance units vesting based on TSR will vest, and the underlying shares will be issued (together with accrued dividends), shortly after the end of the three-year performance period, when the Committee certifies that performance in accordance with Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”). The actual number of shares issuable as an award vests will be determined based on TSR over that three-year performance period, relative to the performance peers, based on the following performance schedule (to the extent threshold performance is not achieved for the performance period, the award will be forfeited):

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Rank (Relative to Peers)	Percentile (Among Peer Group)	Payout (Relative to Target)
1	100th	200%
2	90th	200%
3	80th	175%
4	70th	150%
5	60th	125%
6	50th	100%
7	40th	50%
8	30th	25%
9	20th	-
10	10th	-
11	-	-
TSR is measured for the three-year performance period (the award year and the immediately following two years) using the weighted-average trading price of shares of the Company’s common stock and its peers’ common stock for 20 trading days immediately preceding the first and last days of the performance period.
Adjusted FFO per Share. Each year, the Committee establishes targeted adjusted FFO for the year at 100 on an index extending from threshold (corresponding to zero on the index) to superior (corresponding to 200 on the index) performance. Shortly after the end of the three-year performance period, in accordance with Section 162(m), the Committee will certify actual indexed adjusted FFO per share for that year (“Indexed FFO”), at which time the performance units that vest based on adjusted FFO per share will vest, and the underlying shares will be issued (and accrued dividends will be paid). The actual number of shares issuable as an award vests will correspond to the product of the average Indexed FFO for the three award years, multiplied by the target amount, not to exceed 200% of the target amount.
General Terms. The following terms are also generally applicable to all awards of restricted stock units:

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Awards vest on an accelerated basis upon an awardee’s retirement at age 60 or older or upon the executive’s death or disability (as defined in the applicable equity grant contract). The amount of shares issuable under such circumstances for all outstanding awards (x) based on TSR shall be determined by reference to relative TSR through the termination date, based upon the weighted-average trading price of shares of the Company’s common stock and its peers’ common stock for the 20 trading days immediately preceding the termination date, and (y) based on adjusted FFO per share, shall be determined using average Indexed FFO for any completed award years and, if there are no completed award years, at target.

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Awards also vest upon a change in control in accordance with the provisions in the applicable equity grant contract and, if applicable, the executive’s change in control and severance agreement. The amount of shares issuable under such circumstances shall be the greater of (x) the target number of shares issuable under such awards and (y) the number of shares that would be issued (a) with reference to relative TSR, based upon the weighted-average trading price of shares of the Company’s common stock and its peers’ common stock for the five full trading days immediately following first disclosure of the definitive material terms of the transaction or (b) with reference to adjusted FFO per share, based upon Indexed FFO for any completed award years and, if there are no completed award years, at target.

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If insufficient shares are available for awards under the Company’s equity compensation plans, or the Company is otherwise limited in the number of shares it can award to any individual under such plans, the award shall be made with reference to a like number of shares of stock, but be settled in cash having equivalent value of such shares at the vesting date.

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Dividends accrue with respect to unvested awards and will be paid, in lump sum, with respect to shares that are issued when an award vests (or cash is paid in lieu of such shares in settlement of such award, under the circumstances described above) for any reason.

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If an awardee ceases to be an employee of the Company prior to vesting of an award, other than by reason of such executive’s retirement after age 60, death or disability, or as a result of any change in control, the award shall immediately terminate and be forfeited by the executive, except as otherwise agreed in writing and approved by the Committee.

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Exhibit “B”
Dispute Resolution Addendum
1.For purposes of this Addendum, all capitalized terms shall have the meaning set forth in the Executive Employment Agreement (the “Agreement”) to which this Addendum is appended. “Executive” means the individual who signed the Agreement, and the “Company” means FelCor Lodging Trust Incorporated. The term “Company” includes its parent, subsidiary, affiliate, predecessor, and/or successor companies, if any, as well as its past and present officers, administrators, directors, shareholders, general or limited partners, representatives, agents, employees and/or attorneys.
2.Executive and the Company agree that, in the event of any Arbitrable Dispute (as that term is defined in the Agreement), they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially. Each party may be represented by an attorney selected by the party in connection with such negotiations and with respect to any other part of the procedure described herein.
3.Excepting only: (1) worker’s compensation claims; or (2) unemployment compensation claims, or (3) any other claim which by law may not be subject to arbitration, all Arbitrable Disputes shall be resolved only by final and binding arbitration conducted privately and confidentially by a single arbitrator selected as specified in this Addendum. Both of the parties agree that they will bring any dispute only in an individual capacity, not as a plaintiff or class member in any purported class or representative proceeding. They also agree that the arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding. Without limiting the generality of the foregoing, the parties understand and agree that any dispute sounding in or relating to a claim of discrimination and/or workplace harassment and/or payment of unpaid wages shall be resolved only by arbitration as provided in this Addendum. The parties understand and agree that the Agreement evidences a transaction involving commerce within the meaning of 9 U.S.C. § 2, and that the Agreement shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq.
4.Notwithstanding any statute or rule governing limitations of actions, but only to the extent permitted by applicable law, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand before the one-year anniversary of the accrual of the aggrieved party’s claim pursuant to Texas law. Otherwise, all claims that were or could have been brought by the aggrieved party against the other party shall be forever barred. Notwithstanding the foregoing or any other provision of this Addendum, if a party timely commences an arbitration under this Addendum and the responding party has a counterclaim against the claimant that would have been timely had it been asserted on the date the claimant served its arbitration demand but that thereafter was extinguished by this Section 4, then, notwithstanding the one-year limitation of action set forth in the preceding sentence, this Addendum shall not time-bar the counterclaim so long as it is asserted no later than the date specified in Section 5 below for the filing of a response to the arbitration demand.
5.To commence an arbitration pursuant to the Agreement and this Addendum, a party shall serve a written arbitration demand (the “Demand”) on the other party by certified mail, return receipt requested or by personal service. The claimant shall attach a copy of the Agreement and this Addendum to the Demand, which shall also describe the Arbitrable Dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person, including without limitation, current or former employees of the Company or any affiliate whom the claimant believes does or may have information relating to the dispute, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. Within thirty days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the “Response”) that may include one or more counterclaims and that shall describe in reasonable detail the respondent’s position in connection with the dispute and any counterclaim asserted. The Response shall also, if applicable, state the date on which any counterclaim first arose, list the names

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and addresses of every person, including, without limitation, current or former employees of the Company or any affiliate whom the respondent believes does or may have information relating to the dispute, and state with particularity the relief requested by the respondent, including a specific monetary amount, if the respondent seeks a monetary award of any kind.
6.Promptly after service of the Response, the parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the parties are unable to agree upon an arbitrator, the claimant shall request from the American Arbitration Association (“AAA”) a list of nine potential arbitrators randomly selected from the AAA’s employment arbitration panel for the area in which the hearing is required to take place or, if no employment arbitration panel exists for that area, then from the AAA’s commercial arbitration panel for that area (the “List”). The Company shall bear the cost of obtaining the List, which the AAA shall provide simultaneously to the claimant and the respondent by fax, email, hand delivery or any other expeditious mode of delivery. The Company shall bear the costs of the arbitrator only to the extent required by applicable law. The AAA shall not administer the arbitration or have any role in the arbitration other than providing the List, unless the parties both agree otherwise in writing. No later than five business days after the List is received by the parties, or within such other time period as agreed by the parties in writing, they shall conduct a meeting or conference call during which they shall alternate in striking names from the List, beginning with the claimant. After each party has stricken four names from the list, the one remaining individual shall be appointed to serve as arbitrator and shall thereafter resolve the Arbitrable Dispute in accordance with this Addendum.
7.Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Arbitrable Disputes in accordance with the substantive law of the State of Texas, federal law as enunciated by the federal courts situated in the Fifth Circuit, and all Texas and Federal rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.
8.All facts relating to or concerning the Arbitrable Dispute and arbitration, including without limitation the existence of the arbitration, the nature of the claims and defenses asserted, and the outcome of the arbitration shall be confidential and shall not be disclosed by the claimant, the respondent or the arbitrator without the prior written consent of both the claimant and the respondent. Notwithstanding the foregoing confidentiality obligation, the claimant and respondent may divulge information rendered confidential pursuant to this Addendum to the extent necessary to prosecute or defend the arbitration or any related judicial proceeding, and the Company may disclose such information to its employees and agents in the ordinary course of their performance of their duties for the Company.
9.Before the arbitration hearing, each party shall be entitled to take discovery depositions of three fact witnesses and, in addition, the discovery deposition of every expert witness expected to testify for the opposing party at the arbitration hearing; provided that to the extent the arbitrator concludes that applicable law would render this subsection (i) unconscionable or otherwise unenforceable, the arbitrator shall have the authority to order additional depositions sufficient to protect the enforceability of this subsection (i). Upon the written request of either party, the other party shall promptly produce documents relevant to the Arbitrable Dispute or reasonably likely to lead to the discovery of admissible evidence. The manner, timing and extent of any further discovery shall be committed to the arbitrator’s sound discretion, provided that the arbitrator shall upon a showing of reasonable cause permit any party to take a preservation deposition of any witness for use in at any hearing in lieu of live testimony, and provided further that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in F.R.Civ.P. 30(a)(2)(A) and 33(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Addendum or ordered by the arbitrator.
10.Either party shall have the right to subpoena witnesses and documents for the arbitration as well as documents relevant to the case from third parties. The arbitrator shall have the jurisdiction to hear and rule upon pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems

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advisable. The arbitrator shall have the authority to entertain a motion to dismiss, a motion for summary judgment and/or any other dispositive motion by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Either party, at its expense, may arrange and pay the cost of a court reporter to provide a stenographic record of the proceedings; provided, however, that if both parties desire a stenographic record or access to such record, the cost of the court reporter and such record shall be shared equally. Should any party refuse or neglect to appear for, participate in the arbitration hearing, the arbitrator shall have the authority to decide the dispute based upon whatever evidence is presented. Either party, upon request at the close of the hearing, shall be given leave to file a post-hearing brief. The time for filing such brief shall be set by the arbitrator.
11.The arbitrator shall have no power to modify or deviate from the provisions of this Addendum unless both claimant and respondent consent to such modification or deviation. To the extent that any matter necessary to the efficient and timely completion of the arbitration is not governed by this Addendum, the arbitrator shall, after conferring with the parties, have the power to enter rulings and establish standards necessary, in his or her sound discretion, to resolve the matter.
12.Within thirty days after the arbitration hearing is closed, the arbitrator shall issue a written award setting forth his or her decision and the reasons therefor. Except as otherwise set forth in this Addendum, each party shall pay for its own costs and attorneys' fees incurred by such party, if any. However, if a party prevails on a statutory claim that affords the prevailing party the right to recover attorneys’ fees and/or costs, then the arbitrator may award to the party that substantially prevails in the arbitration its costs and expenses (or any portion thereof), including reasonable attorneys’ fees. The arbitrator's award shall be final, nonappealable and binding upon the parties, subject only to the provisions of 9 U.S.C. § 10, and may be entered as a judgment in any court of competent jurisdiction.
13.The parties agree that reliance upon courts of law and equity can add significant costs and delays to the process of resolving disputes. Accordingly, they recognize that an essence of this Agreement is to provide for the submission of all Arbitrable Disputes to binding arbitration. Therefore, if any court concludes that any provision of this Addendum is void or voidable, the parties understand and agree that the court shall reform each such provision to render it enforceable, but only to the extent absolutely necessary to render the provision enforceable and only in view of the parties' express desire that Arbitrable Disputes be resolved by arbitration and, to the greatest extent permitted by law, in accordance with the principles, limitations and procedures set forth in this Addendum.

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Exhibit “C”
Form of Indemnification Agreement

(attached)

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55981302.7

INDEMNIFICATION AGREEMENT
This INDEMNIFICATION AGREEMENT is made and entered into as of _________ (this “Agreement”), by and among FelCor Lodging Trust Incorporated, a Maryland corporation (the “Company”), FelCor Lodging Limited Partnership, a Delaware limited partnership (“FLLP”), and the individual executing this Agreement as “Indemnitee” below (“Indemnitee”).
WHEREAS, at the request of the Company, Indemnitee currently serves as a director or officer of the Company and may, therefore, be subjected to claims, suits or proceedings arising as a result of his or her service; and
WHEREAS, as an inducement to Indemnitee to continue to serve as such director or officer, the Company has agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent permitted by law;
WHEREAS, the Company is the general partner of FLLP and holds, indirectly, a limited partner interest in FLLP that, together with the general partner interest, comprises more than 95% of the aggregate partnership interests in FLLP, and substantially all of the Company’s business is conducted through FLLP;
WHEREAS, as a further inducement to Indemnitee to continue to serve as a director or officer of the Company, FLLP has agreed to unconditionally guaranty performance of the Company’s obligations under this Agreement, all in accordance with the provisions hereof; and
WHEREAS, the parties, by this Agreement, desire to set forth their agreement regarding indemnification and advancement of expenses;
NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:
Section 1.    Definitions. For purposes of this Agreement:
(a)    “Corporate Status” means the status of a person who is or was a director, trustee, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for which such person is or was serving at the request of the Company.
(b)    “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(c)    “Expenses” shall include all reasonable and out of pocket attorneys’ fees, disbursements and retainers, court costs, transcript costs, fees and disbursements of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, telephone and fax transmission charges, and all other disbursements or expenses of the types customarily incurred in connection

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with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding, including a Proceeding brought by Indemnitee to enforce indemnification or advance of Expenses.
(d)    “Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.
(e)    “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (including on appeal), including a proceeding initiated by Indemnitee pursuant to Section 12 of this Agreement to enforce Indemnitee’s rights hereunder.
Section 2.    Services by Indemnitee. Indemnitee will serve as a director or officer of the Company. However, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.
Section 3.    Indemnification - General. The Company shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the fullest extent permitted by Maryland law in effect on the date hereof and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the date hereof. The rights of Indemnitee provided in this Section 3 shall include any indemnification of Indemnitee permitted by Section 2-418(g) of the Maryland General Corporation Law (“MGCL”).
Section 4.    Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his or her Corporate Status, he or she is, or is threatened to be, made a party to or a witness in any threatened, pending or completed Proceeding, other than a Proceeding by or in the right of the Company. Pursuant to this Section 4, Indemnitee shall be indemnified against all Liabilities and Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with a Proceeding by reason of his or her Corporate Status unless it is established that (i) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that his or her conduct was unlawful.
Section 5.    Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 5 if, by reason of his or her Corporate Status, he or she is, or is threatened to be, made a party to or a witness in any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 5, Indemnitee shall be indemnified against all amounts paid in settlement and all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding unless it is established that (i) the act or omission of Indemnitee

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was material to the matter giving rise to such a Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (ii) Indemnitee actually received an improper personal benefit in money, property or services; provided, however, that no indemnification against such Expenses shall be made in respect of any Proceeding in which Indemnitee shall have been finally adjudged to be liable to the Company.
Section 6.    Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification in the following circumstances:
(a)    if it determines Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the expenses of securing such reimbursement; or
(b)    if it determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, the court may order such indemnification as the court shall deem proper. However, indemnification with respect to any Proceeding by or in the right of the Company or in which liability shall have been adjudged in the circumstances described in Section 2-418(c) of the MGCL shall be limited to Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with a Proceeding.
Section 7.    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of the Expenses or Liabilities, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
Section 8.    Indemnification for Expenses of Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, and without limiting any such provision to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee shall be indemnified for all Expenses reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. Without limiting any other rights of Indemnitee in this Agreement, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee for all Expenses reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Agreement, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
Section 9.    Advance of Expenses. The Company shall advance all reasonable Expenses actually and reasonably incurred by or on behalf of Indemnitee in connection with any Proceeding (including a Proceeding brought by Indemnitee to enforce indemnification or advance of Expenses under this Agreement, applicable law, the Charter or Bylaws of the Company, any

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agreement approved by the Board of Directors or a resolution of the Board of Directors) to which Indemnitee is, or is threatened to be made, a party or a witness, within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of the execution thereof, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established that the standard of conduct has not been met and which have not been successfully resolved as described in Section 8. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Section 9 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.
Section 10.    Procedure for Payment of Indemnifiable Amounts. Indemnitee shall submit to the Company a written request specifying the applicable indemnifiable amounts for which Indemnitee seeks payment under Sections 3, 4, 5, 7 or 8 of this Agreement and the basis for the claim. Subject to the exceptions set forth in Sections 4 and 5, the Company shall pay such applicable indemnifiable amounts to Indemnitee within 20 calendar days of receipt of the request. At the request of the Company, Indemnitee shall furnish such documentation and information as are reasonably available to Indemnitee and necessary to establish that Indemnitee is entitled to indemnification hereunder.
Section 11.    Presumptions and Effect of Certain Proceedings.
(a)    In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10 of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.
(b)    The termination of any Proceeding by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification or a presumption that the act or omission of the Indemnitee was material to the matter giving rise to the Proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the Indemnitee actually received an improper personal benefit in money, property or services or, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s action was unlawful.

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Section 12.    Remedies of Indemnitee.
(a)    If (i) a determination is made that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 9 of this Agreement, or (iii) payment of indemnification is not made pursuant to Section 10 of this Agreement within 20 days after receipt by the Company of a written request therefor, Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Maryland, or in any other court of competent jurisdiction, of his or her entitlement to such indemnification or advance of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.
(b)    In any judicial proceeding or arbitration commenced pursuant to this Section 12 the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be.
(c)    If a determination shall have been made that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.
(d)    In the event that Indemnitee, pursuant to this Section 12, seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company for, any and all Expenses actually and reasonably incurred by him or her in such judicial adjudication or arbitration, including any claim or counterclaim brought by the Company in connection therewith. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.
(e)    The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under Section 12(a) above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in court that the Company is bound by all the provisions of this Agreement.
(f)    The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of the payment of indemnifiable amounts or the advance of Expenses under this Agreement shall not be a defense in any action brought under Section 12(a) above, and shall not create a presumption that such payment or advance is not permissible.

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13.    Defense of the Underlying Proceeding.
(a)    Indemnitee shall notify the Company promptly upon being served with or receiving any summons, citation, subpoena, complaint, indictment, information, notice, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Company’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Company is thereby actually so prejudiced.
(b)    Subject to the provisions of the last sentence of this Section 13(b) and of Section 13(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 13(a) above. The Company shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee. This Section 13 shall not apply to a Proceeding brought by Indemnitee under Section 12 above.
(c)    Notwithstanding the provisions of Section 13(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Company, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company. In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Company, which shall not be unreasonably withheld, at the expense of the Company (subject to Section 12(d)), to represent Indemnitee in connection with any such matter.

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Section 14.    Non-Exclusivity; Survival of Rights; Subrogation; Insurance.
(a)    The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter or Bylaws of the Company, any agreement or a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal.
(b)    In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
(c)    The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
Section 15.    Insurance. The Company will use its reasonable best efforts to acquire directors and officers liability insurance, on terms and conditions deemed appropriate by the Board of Directors of the Company, with the advice of counsel, covering Indemnitee or any claim made against Indemnitee for service as a director or officer of the Company and covering the Company for any indemnification or advance of Expenses made by the Company to Indemnitee for any claims made against Indemnitee for service as a director or officer of the Company. Without in any way limiting any other obligation under this Agreement, the Company shall indemnify Indemnitee for any payment by Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and reasonable Expenses actually and reasonably incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in the previous sentence.
Section 16.    Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of his or her Corporate Status, a witness in any Proceeding, whether instituted by the Company or any other party, and to which Indemnitee is not a party but in which the Indemnitee receives a subpoena to testify, he or she shall be advanced all reasonable Expenses and indemnified against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.
Section 17.    Unconditional Guaranty.
(a)    General. FLLP hereby absolutely and unconditionally guaranties the Company’s obligations and liabilities, contingent or otherwise, including without limitation,

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the Company’s performance of its various covenants herein, owed to Indemnitee insofar as they arise hereunder (all of the foregoing being the “Guaranty”). The Company and FLLP shall be jointly and severally liable for the Company’s obligations guarantied hereunder. FLLP’s liabilities and obligations with regard to the Guaranty shall be separate and distinct from, but not incremental in respect of, the Company’s underlying obligations, and Indemnitee may seek performance of such obligations by both FLLP and the Company concurrently and without first recourse to and seeking performance by the Company. Indemnitee shall not be required to pursue any other remedies before invoking the benefits of the guaranties contained herein, and specifically it shall not be required to make demand upon or institute suit or otherwise pursue or exhaust its remedies against the Company or any surety other than FLLP or to proceed against any security now or hereafter existing for the payment of any of the liabilities and obligations guarantied hereby. Indemnitee may maintain an action on the Guaranty without joining the Company therein and without bringing a separate action against the Company.
(b)    Waiver of Defenses; Procedures. FLLP waives all defenses given to sureties or guarantors at law or in equity other than the actual payment of the Guaranty, including without limitation, the provisions of Section 34.02 of the Texas Business and Commerce Code, and all defenses based upon questions as to the validity, legality or enforceability of the Guaranty and/or indemnification of Indemnitee hereunder. FLLP further agrees that FLLP will be primarily liable hereunder. If Indemnitee calls upon FLLP to perform in the Company’s stead in accordance with the Guaranty, Indemnitee may avail himself or herself of the procedures set forth herein for indemnification and advancement of expenses hereby by the Company, substituting or adding FLLP to such procedures and proceedings directly.
(c)    No Modification; No Release. The Guaranty, and FLLP’s liabilities and obligations in respect thereof, shall not be modified, changed, released, limited or impaired in any manner whatsoever on account of any or all of the following:
(i)    the incapacity, death, disability, dissolution or termination of FLLP or the Company, or any other entity, or the incapacity, death or disability of Indemnitee or any other person;
(ii)    the failure by Indemnitee to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of the Company or any other person or entity;
(iii)    any transfers or assignments of rights hereunder;
(iv)    any modifications, extensions, amendments, consents, releases or waivers with respect to the Company’s obligations hereunder, any other instrument now or hereafter securing the performance of the Company’s obligations hereunder;
(v)    any failure of Indemnitee to give any notice to FLLP of any default under the this Agreement;

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(vi)    FLLP is or becomes liable for any indebtedness owing by the Company to Indemnitee other than under this Agreement; or
(vii)    any impairment, modification, change, release or limitation of the liability of, or stay of actions or lien enforcement proceedings against, the Company, its property, or its estate in bankruptcy resulting from the operation of any present or future provision of the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing hereinafter collectively called “applicable Bankruptcy Law”) or from the decision of any court.
Should the status, structure or composition of the Company change, this Guaranty shall continue and also cover the obligations hereunder of the Company under its new status, structure or composition according to the terms hereof. If any payment by the Company (or its successor(s) in interest) to Indemnitee is held to constitute a preference under any applicable Bankruptcy Law, or if for any other reason Indemnitee is required to refund such payment or pay the amount thereof to any other party, such payment by the Company to Indemnitee shall not constitute a release of FLLP from any liability hereunder, but FLLP agrees to pay such amount to Indemnitee upon demand, and this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments.
Section 18.    Duration of Agreement; Binding Effect.
(a)    This Agreement shall continue until and terminate upon the expiration of the applicable statute of limitations for claims against Indemnitee which are subject to indemnification pursuant to this Agreement; provided that the rights of Indemnitee hereunder shall continue until the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advance of Expenses hereunder, and of any Proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement relating thereto, and of any Proceeding commenced after the expiration of the applicable statute of limitations and subsequently dismissed as a result thereof.
(b)    The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the written request of the Company, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.
(c)    The Company and FLLP shall each require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company or FLLP, as the case may be, by written agreement in form and substance reasonably satisfactory to Indemnitee,

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expressly to assume and agree to perform this Agreement in the same manner and to the same extent that they would be required to perform if no such succession had taken place.
Section 19.    Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
Section 20.    Representations and Warranties of the Company and FLLP. Each of the Company and FLLP hereby represents and warrants to Indemnitee as follows:
(a)    Each has all necessary corporate or partnership (as the case may be) power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by each of them.
(b)    This Agreement, when executed and delivered by each of the Company and FLLP in accordance with the provisions hereof, shall be their respective legal, valid and binding obligations, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally or general equitable principles, and to the extent limited by applicable federal or state securities laws.
Section 21.    Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.
Section 22.    Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.
Section 23.    Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
Section 24.    Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed,

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or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:
(a)    If to Indemnitee, to the address set forth on the signature page hereto.
If to the Company to:
FelCor Lodging Trust Incorporated
545 East John Carpenter Freeway, Suite 1300
Irving, Texas 75062
Attn: General Counsel

If to FLLP to:

c/o FelCor Lodging Trust Incorporated
545 East John Carpenter Freeway, Suite 1300
Irving, Texas 75062
Attn: General Counsel

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.
Section 25.    Agreement Governs. This Agreement is to be deemed consistent wherever possible with relevant provisions of the Company’s Bylaws, as amended, and Charter, as amended, as well as FLLP’s limited partnership agreement, as amended; however, in the event of a conflict between this Agreement and such provisions, the provisions of this Agreement shall control.
Section 26.    Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.
Section 27.    Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. This Agreement replaces all other prior agreements relating to the indemnification of Indemnitee by the Company and/or FLLP in connection with Indemnitee’s service as an officer or director of the Company and/or FLLP, and all such prior agreements are null and void in all respects.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
FELCOR LODGING TRUST INCORPORATED

By:
Name:
Title:

FELCOR LODGING LIMITED PARTNERSHIP

By: FelCor Lodging Trust Incorporated
Its: General Partner

By:
Name:
Title:

INDEMNITEE:

Name:

Address:

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EXHIBIT A
FORM OF AFFIRMATION AND UNDERTAKING TO REPAY EXPENSES
To:    The Board of Directors of FelCor Lodging Trust Incorporated
The General Partner of FelCor Lodging Limited Partnership
Re:    Affirmation and Undertaking to Repay Expenses
Ladies and Gentlemen:
This undertaking is being provided pursuant to that certain Indemnification Agreement dated the ___ day of __________, ____, by and among FelCor Lodging Trust Incorporated (the “Company”), FelCor Lodging Limited Partnership (the “Partnership”) and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of expenses in connection with [DESCRIPTION OF PROCEEDING] (the “Proceeding”).
Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.
I am subject to the Proceeding by reason of my Corporate Status or by reason of alleged actions or omissions by me in such capacity. I hereby affirm my good faith belief that at all times, insofar as I was involved as a director or an officer of the Company, in any of the facts or events giving rise to the Proceeding, I (1) acted in good faith and honestly, (2) did not receive any improper personal benefit in money, property or services and (3) in the case of any criminal proceeding, had no reasonable cause to believe that any act or omission by me was unlawful.
In consideration of the advance of Expenses by the Company or the Partnership, as the case may be, for reasonable attorneys’ fees and related expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established and which have not been successfully resolved as described in Section 8 of the Indemnification Agreement. To the extent that Advanced Expenses do not relate to a specific claim, issue or matter in the Proceeding, I agree that such Advanced Expenses shall be allocated on a reasonable and proportionate basis.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking to Repay Expenses on this ______ day of ____________________, ____.
WITNESS:

Name:

Exhibit D
RELEASE AGREEMENT

This Release Agreement (the “Agreement”) is made by and among (i) Steven R. Goldman (“Executive”) and (ii) FelCor Lodging Trust Incorporated (the “Company”), and any parent, subsidiary, and/or affiliate companies or entities, as well as any officers, directors, managers, members, shareholders, investors, administrators, general or limited partners, agents, employees, accountants, and/or attorneys associated or affiliated with The Company. The signatories to this Agreement will be referred to collectively as the “Parties” and individually as a “Party”. The effective date of this Agreement shall be the date that falls seven (7) days after Executive signs this Agreement without revocation (the “Effective Date”).

WHEREAS, effective ______________, 2017, Executive and the Company entered into an Executive Employment Agreement (the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to end the employment relationship that has existed between them, to provide for the orderly transition of Executive’s duties and responsibilities, and provide Executive with certain severance benefits in connection with his departure from the Company.

NOW, THEREFORE, in consideration of the covenants and mutual promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Release and Waiver Agreement. Executive acknowledges and understands that this Agreement is a release and waiver contract and that this document is legally binding. Executive and the Company understand and acknowledge that by executing this Agreement, each party has confirmed that he and it has read and understood each provision and he and it agree to all of the provisions set forth in this Agreement.

2.    Claims Covered by Agreement. Executive and the Company acknowledge and understand that this Agreement applies only to claims that accrue or have accrued prior to the Effective Date of this Agreement.

3.    Consultation with Attorney, Review Period, and Revocation Period.

A.    Executive is advised, and acknowledges that he has been advised, to consult with an attorney prior to executing this Agreement concerning the meaning, import, and legal significance of this Agreement and the Affirmation. Executive acknowledges that he has read this Agreement, as signified by his signature hereto, and is voluntarily executing the same after advice of counsel for the purposes and consideration herein expressed.

B.    Executive acknowledges that he has been provided with a period of at least twenty--one (21) days within which to consider, review, and reflect upon the terms of this Agreement (the “Consideration Period”), during which time he may seek counsel. The Parties agree that any discussions about or changes to this Agreement, whether material or immaterial, will not restart the running of the Consideration Period.

C.    Executive acknowledges that he understands that he has seven (7) days in which he may revoke this Agreement after he signs it; this Agreement shall not be effective until the expiration of seven (7) days after Executive signs this Agreement, without revocation; and any revocation of this Agreement must be delivered to the Company’s General Counsel prior to the expiration of seven (7) days after Executive signs this Agreement.

4.    Severance Benefits. In exchange for the promises made, covenants contained, and consideration provided by Executive in this Agreement, the Company shall pay to Executive the severance benefits (the “Severance Benefits”) set forth in the Employment Agreement, as applicable depending upon the circumstances relating to Executive’s departure from the Company. The Company’s payment of the Severance Benefits is subject to applicable federal, state, and local taxes and withholding. Executive acknowledges and agrees that the Severance Benefits provided as set forth in the Employment Agreement constitute the totality of all benefits of any kind due and owing to Executive upon the termination of his employment with the Company and that, upon execution and delivery of this Agreement, Executive shall be entitled to no other benefits, payments, distributions, transfers, penalties or other amounts or consideration of any kind from the Company upon the occurrence of the termination of his employment as a consequence of, relating to, or in connection with Executive’s employment by the Company or the termination of such employment by the Company.

5.    Release and Waiver by Executive.

A.    In consideration of the payment or provision of certain benefits set forth in the Employment Agreement, the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive, for himself and on behalf of his descendants, dependents, heirs, executors, trustees, administrators, assigns, and successors, knowingly and voluntarily releases and forever discharges the Released Parties (as defined below in this Section 5) from any and all manner of action or actions, cause or causes of action, suits, debts, contracts, agreements, promises, liability, claims, demands, damages payments, compensation, loss, cost, or expense, of any nature whatsoever, known or unknown, in law or in equity (hereinafter “Claims”), which he now has or may have against any of the Released Parties arising out of, based upon, or indirectly or directly related to any matter, cause, or thing that occurs, accrues, or otherwise exists on or before the date of execution of this Agreement. Claims released by Executive include, without limitation, claims relating to or arising out of (i) his hiring, compensation, benefits, and employment with the Company; (ii) his separation from employment from the Company; (iii) any claimed bonus or any other payments, and (iv) all Claims arising out of his employment known or unknown that could or have been asserted by him against the Company, at law or in equity, or sounding in contract, express or implied, (including breach of or any rights under any agreement to which Executive, on the one hand, and the Company, on the other hand, are parties), sounding in tort, and any and all fraud-based Claims. Additionally, Claims released herein specifically include, but are not limited to, any Claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, all Claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq. (the “ADEA”), the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Sarbanes Oxley Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniform Services and Employment and Re- Employment Rights Act, the Worker Adjustment Retraining Notification Act, the Lilly Ledbetter Act, the Genetic Information and Nondiscrimination Act, the Employment Non-Discrimination Act, the National Labor Relations Act, the retaliation provisions of the Fair Labor Standards Act, the Labor Management Relations Act, and any other similar or equivalent federal, state, or local laws, all as amended; all Claims under any federal, state, local, municipal, or common law concerning whistleblower protection; and all Claims arising under the Employee Retirement Income Security Act. This release shall run to and be for the benefit of the Company, its divisions, subsidiaries, and related or affiliated entities, and each of their associates, owners, representatives, trustees, shareholders, members, directors, officers, partners, employees, insurers, contractors, agents, and attorneys, past or present, and all persons acting by, through, under or in concert with any of them and all predecessors, successors, and assigns thereof (collectively the “Released Parties”).

B.    Executive acknowledges and agrees that his release and waiver of Claims also includes all Claims under the ADEA, as amended, including by the Older Workers Benefit Protection Act, and any municipal, state, or federal law regarding age discrimination. The following terms and conditions apply to and are part of the release of ADEA claims under this Agreement: (i) Executive is not waiving or releasing a claim challenging the validity of Executive’s release and waiver of Claims based on the ADEA; and (ii) Executive is not waiving or releasing any right or claim under the ADEA that may arise after he signs this Agreement.

C.    Executive hereby specifically covenants and agrees that Executive will not initiate, or cause to be initiated, any action or cause of action against the Company or any of the other Released Parties in the future asserting any Claim covered by the release.

D.    Under the terms of this Agreement, Executive is not waiving or releasing (i) the right to file a charge with, or participate in an investigation by, the Equal Employment Opportunity Commission or any other federal or state agency, but he acknowledges and agrees that the consideration provided under this Agreement shall be the sole relief to him for any claims released herein, and he is not entitled to recover, and agrees to waive, any monetary benefits or recovery against the Released Parties in connection with any such charge or investigation, without regard to who filed such charge or initiated such investigation; (ii) any rights or claims that may arise after the date on which he signs this Agreement and/or the Affirmation, including Claims arising from or related to a breach of this Agreement; (iii) any rights or claims which cannot be waived by law, including his right to workers compensation(iv) any rights to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable law; (v) any rights that Executive has as a holder of securities of the Company or other Person; and (vi) any rights to vested benefits.

6.    No Admission of Liability. This Agreement does not amount to, and shall not be construed as, an admission of liability or wrongdoing of any kind on the part of Executive or the Company.

7.    Certain Covenants.

A.    Confidentiality. Executive acknowledges and agrees that the terms and provisions of this Agreement shall not be divulged or disclosed by Executive except as set forth herein. Executive further acknowledges and agrees that the Company may disclose the existence and terms of this Agreement, as well as the circumstances to which it relates, as required by applicable laws and regulations, including without limitation, rules and regulations of the U.S. Securities and Exchange Commission (the Company shall use its best efforts to provide Executive with advance copies of such disclosure, to the extent practicable). Notwithstanding the foregoing, nothing in this paragraph or its subparts shall prevent the following disclosures of this Agreement by Executive: (i) Executive may disclose the terms of this Agreement to his attorneys, immediate family members, and tax advisors, and (ii) Executive shall be permitted to disclose the terms of this Agreement as required by any court of competent jurisdiction or government agency. Other than the exceptions set forth in this Section, Executive agrees this Agreement shall not be voluntarily introduced as evidence in any proceeding or in any lawsuit unless required by law or court order or to enforce the terms of this Agreement. Executive covenants and agrees that this confidentiality agreement is contractual and its terms are material to this Agreement.

B.    Non-Disparagement. Executive shall not take any action to knowingly disparage, criticize, or harm the reputation of the Company or any other Released Party. Such prohibited conduct shall include, but not be limited to, the making of any negative statements verbally or in writing by Executive about the Company or any of the Released Parties. The Company’s Board of Directors and its senior executive leaders shall not take any action to knowingly disparage, criticize, or harm the reputation of Executive. Such prohibited conduct shall include, but not be limited to, the making of any negative statements verbally or in writing by the Company’s Board of Directors or its senior executive leaders about Executive. Nothing in this Agreement or elsewhere shall limit any Person’s right: to disclose information and documentation in confidence to an attorney or other professional for the purpose of securing professional advice; or to disclose information and documents, or testify truthfully, when required by law, subpoena, court or arbitral order, agency or regulatory request, or the like, or in connection with resolving any dispute.

C.    Compliance with Restrictive Covenants. Executive confirms and acknowledges the existence of the Restrictive Covenants set forth in Employment Agreement and agrees to comply with and abide by all of the terms and conditions associated with the Restrictive Covenants.

7.    Eligibility for Rehire. Executive acknowledges and agrees that, by signing this Agreement, he is voluntarily giving up any right he may have to maintain an employment, independent contractor, or consultant relationship with the Company. Executive further agrees not to seek any employment, independent contractor or consultant relationship with, or to submit an application to, the Company at any time in the future.

8.    Miscellaneous.

A.    Choice of Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the Law of the State of Texas, without regard to conflict of Law principles that would result in the application of any Law other than the Law of the State of Texas, it being stipulated by the Parties that Texas has a compelling state interest in the subject matter of this Agreement and that Executive has had or will continue to have regular contact with Texas in the performance of this Agreement. The Parties also agree that venue of any action to enforce the provisions of this Agreement, or any document executed in connection herewith, shall be in Dallas County, Texas.

B.    Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction or a properly empanelled arbitrator to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, which is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

C.    Amendment; Entire Agreement. This Agreement may be modified or amended only by a writing signed by Executive and the Company. This Agreement constitutes the entire understanding and agreement of the Parties, and supersedes prior understandings and agreements, if any, among or between the Parties, with respect to the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or written, concerning the subject matter hereof between and among the Parties which are not fully expressed or incorporated by reference in this Agreement.

D.    Disputes Relating to Agreement. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the party prevailing in any such litigation may be awarded from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation. In the event of the violation or threatened violation of any of the covenants and/or promises in this Agreement, the non-breaching party shall be entitled to seek injunctive relief, both preliminary and final, enjoining and restraining such violation or threatened violation, which injunctive relief shall be in addition to all other remedies available to the non-breaching party, at law or in equity.

10.    Knowing and Voluntary Agreement. Executive and the Company hereby represent and warrant that, prior to signing below, each has had the opportunity to consult with legal counsel of his/its choice, has read this document in its entirety and fully or satisfactorily understands its content and effect, and that he/it has not been subject to any form of duress in connection with this settlement, is completely satisfied with the settlement reflected in this Agreement, and accordingly agrees to be bound as described in this Agreement.

THE REMAINING PORTION OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

EXECUTIVE:

_________________________________________        _______________________________
STEVEN R. GOLDMAN                        DATE

EMPLOYER: FELCOR LODGING TRUST INCORPORATED

_________________________________________        _______________________________
DATE
PRINTED NAME:_____________________________

TITLE:______________________________________